UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, DC 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): July 23, 2015

POINT CAPITAL, INC.

(Exact name of registrant as specified in its charter)

Delaware	333-167386	90-0554260
(State or other jurisdiction of incorporation)	(Commission File Number)	(IRS Employer Identification No.)

285 Grand Avenue, Building 5, Englewood, New Jersey	07631
(Address of principal executive offices)	(Zip Code)

Registrant’s telephone number, including area code (201) 408-5126

__________

(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐ Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐ Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐ Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐ Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Section 5 - Corporate Governance and Management

Item 5.02 Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.

Effective July 23, 2015, Vadim Mats resigned as Chief Financial Officer of Point Capital, Inc. (the “Company"). We are providing Mr. Mats with a copy of this Current Report concurrent with this filing.  Should any subsequent communications with him regarding his decision to resign reveal any disagreement between him, on one hand, and the Company, on the other hand, the Board or any executive officer of the Company regarding our operations, policies or practices, we will amend this Report accordingly to disclose any such disagreement.

Effective as of July 23, 2015, Adam Wasserman, age 50, was appointed as the Company’s Chief Financial Officer. Since 1999, Mr. Wasserman has been Chief Executive Officer for CFO Oncall, Inc. of which he is the controlling stockholder. CFO Oncall provides chief financial officer services to various companies. Currently, Mr. Wasserman also serves as the chief financial officer of Cleantech Solutions International, Inc. a position he has held since December 2012, Pen, Inc. a position he has held since September 24, 2014 and LegacyXChange, Inc., a position he has held since November 2014, and other companies all under the terms of consulting agreements with CFO Oncall, Inc. Mr. Wasserman holds a bachelor of science in accounting from the State University of New York at Albany. He is a member of The American Institute of Certified Public Accountants and is a member of Gold Coast Venture Capital Association.

Mr. Wasserman has not been affiliated with any company that has filed for bankruptcy within the last five years. He does not have any familial relationships with any other directors or executive officers of the Company. There were no transactions since January 1, 2012, or any proposed transactions, to which the Company was or is to be a party, in which Mr. Wasserman had or is to have a direct or indirect material interest.

There is currently no arrangement or agreement regarding the compensation of Mr. Wasserman except a monthly fee of $5,000 per month.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Date: July 24, 2015

POINT CAPITAL, INC.

By: /s/ Richard A. Brand Name: Richard A. Brand Title: Chief Executive Officer

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